Exhibit 99.1

March 2, 2011

PRIVATE AND CONFIDENTIAL

Ipsos-Reid Public Affairs, Inc.

111 N. Canal St., Ste. 405

Chicago, IL 60606

Re: Consent to Use of Data

Dear Sir or Madam:

HomeAway, Inc. (“HomeAway’) is contemplating an initial public offering of its Common Stock. In connection with this offering, HomeAway proposes to file a Form S-1 registration statement (“Registration Statement”) with the Securities and Exchange Commission (“SEC”).

We request your consent to cite, in the Registration Statement and all amendments thereto, certain statistical data (the “Data”) contained in the Vacation Home Rental Study data tabs, dated December 23, 2010. Furthermore, given the wide recognition of Ipsos-Reid Public Affairs, Inc. (“Ipsos”) as a global research company, we also request to cite Ipsos as the source of such data.

We acknowledge and agree that any such reference to the Data and any use of the Ipsos name shall be subject to the prior written consent of Ipsos. We will submit the proposed text to Ipsos with sufficient time for Ipsos to review and comment on such text.

If this is acceptable, please indicate your consent to our use of the statistical data (subject to the conditions above) by countersigning this letter. Please email the signed consent to Melissa Frugé at mfruge@homeaway.com and return the original via regular mail to HomeAway, Inc. 1011 West Fifth Street #300, Austin, Texas 78703, Attention: Melissa Frugé. Please call the undersigned at 512.505.1609 or Joey Alcorta of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to HomeAway, at (512) 338-5400 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is much appreciated.

Please note that HomeAway has not made any public announcement of the proposed public offering and appreciates your maintaining the confidentiality of the subject matter of this letter. In order to not jeopardize the offering, it is critical that you keep confidential HomeAway’s plans with the respect to its initial public offering. Accordingly, please do not discuss the offering with third parties.

CONSENT GRANTED:		Sincerely,

IPSOS-REID PUBLIC AFFAIRS, INC.		HOMEAWAY, INC.

By:	/s/ Christopher A. Deeney	/s/ Melissa Frugé
Name:	Christopher A. Deeney	Melissa Frugé, Vice President of Legal

Title:	Sr. Vice President

Date:	March 10, 2011

1011 W. Fifth Street, Suite 300 | Austin, TX 78703